UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*
Donald H. Gullquist, as a trustee of the Coastal Corporation Second Pension Trust, and as the designated beneficial owner on behalf of the persons named on Exhibit A to this Form 3
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                              Nine Greenway Plaza
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                                   (Street)

                           Houston, Texas 77046-0995
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(City)                        (State)                       (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

                                August 13, 1999
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

INTELECT COMMUNICATIONS INC (ICOM)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [   ] Director                            [ X ] 10% Owner
   [   ] Officer (give title below)          [   ] Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)

                                      N/A
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7. Individual or Joint/Group Filing  (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                  3. Ownership Form:
                      2. Amount of Securities        Direct (D) or
1. Title of Security     Beneficially Owned          Indirect (I)              4. Nature of Indirect Beneficial Ownership
                         (Instr. 4)                  (Instr. 5)                   (Instr. 5)
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
Common Stock, $.01      3,662,065                 D                             N/A
par value

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                          (Print or Type Responses).
                                                             Page 1 of 3 Pages

             Table II -- Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         5. Owner-
                                                      3. Title and Amount of Securities                     ship
                                                         Underlying Derivative Security                     Form of
                             2. Date Exercisable             (Instr. 4)                                     Derivative
                                and Expiration Date      ---------------------------------  4. Conver-      Security:
                                (Month/Day/Year)                         Amount                sion or      Direct     6. Nature of
                             ----------------------                      or                    Exercise     (D) or        Indirect
                             Date         Expira-                        Number                Price of     Indirect      Beneficial
1. Title of Derivative       Exer-        tion                           of                    Derivative   (I)           Ownership
   Security (Instr. 4)       cisable      Date              Title        Shares                Security     (Instr. 5)    (Instr. 5)
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
$2.0145 Cumulative           6/2/97       N/A         Common Stock, $.01  3,719,409            N/A           D            N/A
convertible Preferred                                 par value
Stock, Series A, par
value $.01 per share
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WARRANT                      8/26/97      8/26/02     Common Stock, $.01    450,000            $1.30         D            N/A
                                                      par value
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WARRANT                      8/13/99      8/12/04     Common Stock, $.01  1,067,308            $1.30         D            N/A
                                                      par value
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
Explanation of Responses:


/s/ DONALD H. GULLQUIST,                                    August 24, 1999
--------------------------------------------            ----------------------
Donald H. Gullquist, on behalf of himself and
on behalf of the persons name on Exhibit A to
this Form 3
      **Signature of Reporting Person                                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


                                                            Page 2 of 3 Pages

                                                     Exhibit A to Form 3


              Names and Addresses of Each Other Reporting Person:


Name                                    Address
-------------------------------         ------------------------------

Coby C. Hesse                           Nine Greenway Plaza
                                        Houston, Texas 77046-0995


Carl A. Corrallo                        Nine Greenway Plaza
                                        Houston, Texas 77046-0995


Pension Plan for Employees of           Nine Greenway Plaza
The Coastal Corporation                 Houston, Texas 77046-0995




    The above authorize Donald H. Gullquist to execute the attached Form 3 on their behalf.